                                                                            Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-52069 and 333-40536 on Form S-8 of Old Republic International Corporation of our report dated June 14, 2007, relating to the financial statements and supplemental schedules of the Great West Casualty Company Profit Sharing Plan as of December 31, 2006 and for the year ended December 31, 2006 included in the Annual Report on Form 11-K for the year ended December 31, 2006. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2006, or performed any audit procedures subsequent to the date of our report.

                    /s/ MAYER HOFFMAN MCCANN P.C.

Minneapolis, Minnesota
June 27, 2007